Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Solidion Technology Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share (Secondary Offering)	(1)	Other	4,723,397	$8.17	$38,590,153.49	0.0001381	$5,329.31
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share (Secondary Offering)	(2)	Other	2,421,201	$17.50	$42,371,017.50		$6,487.00

Total Offering Amounts:							$80,961,170.99		11,816.31
Total Fees Previously Paid:									6,487.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,329.31

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions. On May 12, 2025, the Registrant effected a 1-for-50 reverse stock split of its common stock (the “Reverse Stock Split”). As a result, each 50 shares of common stock issued and outstanding immediately prior to the Reverse Stock Split were converted into one share of common stock.

Consists of: (i) 240,440 shares of common stock issued pursuant to that certain Securities Purchase Agreement, dated August 30, 2024; (ii) 3,447,957 shares of common stock issued pursuant to that certain Amendment to the Securities Purchase Agreement, dated as of October 21, 2025; (iii) 120,000 shares of common stock issued in consideration of prior board service to certain of the Registrant’s non-executive directors; (iv) 120,000 shares of common stock issued in consideration of prior service to certain of the Registrant’s non-executive employees; (v) 450,000 shares of common stock issued pursuant to an “earn-out” provision in the Merger Agreement, dated February 2, 2024, following the approval by the board of directors of the Registrant to deem the earn-out conditions satisfied; and (vi) 345,000 shares of common stock issued pursuant to the Lead Investor Agreement, dated as of October 22, 2025.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant's common stock as reported on the Nasdaq Capital Market on December 8, 2025.
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions. On May 12, 2025, the Registrant effected the Reverse Stock Split. As a result, each 50 shares of common stock issued and outstanding immediately prior to the Reverse Stock Split were converted into one share of common stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on September 19, 2024, after giving effect to the Reverse Stock Split.